PRESS RELEASE

May 10, 2007

AXA 1Q07 revenues up 34%, driven by strong organic
growth and Winterthur integration
On a comparable basis:
Life & Savings new business volume up 13% and new business value up 13%
Property & Casualty revenues up 3%
Asset Management revenues up 22% with Euro 19 billion of net inflows

•
Life and Savings new business volume (APE)[1] was up 13%[2], or 33%[3] on a reported basis, to Euro 2,099 million demonstrating AXA's capacity to maintain its organic growth momentum while integrating Winterthur.

This growth was supported by the solid performance in the US, France and the UK, more than offsetting Japan's volume decrease. New growth drivers emerged with Central and Eastern Europe (up 24%) and the progressive international  roll-out of Accumulator-type products, notably in Germany.
Unit-linked new business APE increased by 24% on a comparable basis to represent 48.9% of total Life & Savings APE in 1Q07.
New business value (NBV)4  was up 13%2 to Euro 467 million, or 33% on a reported basis, with a margin of 22.3%, up 0.1 point2 compared to 1Q06 as a result of margin improvement in Germany, Japan and in the UK.

•
Property & Casualty revenues increased by 3%[2], or 42%[3] on a reported basis, to Euro 8,786 million. Personal lines were up 5% with strong contributions from the UK & Ireland and Southern Europe. Commercial lines were up 1%, mainly driven by France and Switzerland. Growth also stemmed from fast growing markets, with Turkey up 22%, Morocco up 21% and Asia up 14%.

•
Asset Management revenues increased by 22%[2], or 15%[3] on a reported basis, to Euro 1,150 million driven by higher average assets under management (+19% compared to 1Q06) as well as a favorable mix evolution. In 1Q07, Asset Management net inflows amounted to Euro 19 billion. Both AllianceBernstein and AXA Investment Managers contributed actively to this strong performance.

1 Annual Premium Equivalent (APE) represents 100% of new business regular premiums + 10% of new business single premiums. APE is group share.
2 On a comparable basis: changes on a comparable basis were calculated at constant FX and scope (Winterthur contributions are included both in 2007 and 2006).
3 1Q07 include Winterthur contributions while 1Q06 did not include Winterthur. Change on a reported basis is the difference in percentage.
4 New Business Value (NBV) is Group share. NBV for both 1Q06 and 1Q07 were computed using profitability factors by products from year-end 2006. Economic and actuarial assumptions remained unchanged.

Three months ended (Euro million, except when otherwise noted)	March 31, 2006	March 31, 2007	Change (a)	Change on a comparable basis (a)
Life & Savings new business, group share APE NBV NBV to APE margin	1 573 352 22.3%	2 099 467 22.3%	+ 33.4% +32.9% +0.1 pt	+12.5% +12.9% +0.1 pt
Property & Casualty revenues	6 181	8 786	+42.1%	+3.0%
Asset Management Revenues Net inflows (Euro billion):	1 004 19	1 150 19	+14.6%	+21.8%
International Insurance revenues of which ACSA	1 793 833	1 718 859	-4.2% +3.1%	+4.8% +3.8%
(a)  1Q07 figures include Winterthur contributions while 1Q06 did not include Winterthur. Changes on a comparable basis were calculated at constant FX and scope (including Winterthur contributions both in 2007 and 2006).

“AXA revenues increased by 34% in the first quarter of the year, demonstrating the efficiency of our business model, a combination of strong organic growth and complementary acquisitions focused on distribution”, said Henri de Castries, Chairman of the AXA Management Board.

“Our Life & Savings activities delivered once more double digit growth, and the progressive international roll-out plan of our variable annuity product, Accumulator, is on track”.

“The Property & Casualty revenues demonstrated good resilience in a competitive pricing environment, especially in retail lines. Our recent acquisition in Korea will reinforce the contribution of our Asian platform in the future”.

“Our Asset Management business continued to record strong net inflows with both AllianceBernstein and AXA Investment Managers revenues growing at a strong double digit”.

Numbers herein have not been audited or adjusted for scope and currency changes. Changes on a comparable basis have been adjusted for changes in scope (notably the impact of Winterthur), accounting methods and currency.
APE and NBV are both in line with the Group's EEV disclosure. They are non-GAAP measures, which Management uses as key indicators of performance in assessing AXA's Life & Savings business and believes to provide useful and important information to shareholders and investors. IFRS revenues are available in Appendix 3 of this release.

LIFE & SAVINGS:

AXA maintained its organic growth momentum, while integrating Winterthur. APE increased by 13% or 33% on a reported basis, to Euro 2,099 million supported by the very solid performance in the US, France and the UK, more than offsetting Japan’s volume decrease. New growth drivers emerged with Central and Eastern Europe (up 24%) and the progressive international roll-out of Accumulator-type products, notably in Germany.

Unit-linked new business APE increased by 24% on a comparable basis to represent 48.9% of total Life & Savings APE in 1Q07.

New business value (NBV) was up 13% to Euro 467 million, or 33% on a reported basis, with a margin of 22.3%5, up 0.1 point versus 1Q06 on a comparable basis. NBV margins improved overall notably in Germany, driven by TwinStar, in Japan following a strategy of improved business mix to offset the impact of volume decrease and in the UK.

Annual Premium Equivalent, Group share (Euro million) Three months ended	March 31, 2006	March 31, 2007	Change	Change on a comparable basis
Life & Savings	1 573	2 099	33.4%	12.5%
United States	502	555	10.6%	20.6%
France*	324	354	9.1%	11.7%
Japan	182	164	-9.9%	-16.0%
United Kingdom	230	433	88.3%	38.5%
Germany	72	123	70.5%	4.3%
Switzerland	-	128	-	0.5%
Benelux	119	143	20.2%	0.5%
Southern Europe	25	37	50.0%	13.6%
Central & Eastern Europe	-	21	-	24.1%
Australia/New Zealand	101	100	-0.6%	2.3%
Hong Kong	19	41	110.9%	14.0%
*The change between reported and comparable basis is explained by a refinement in the modeling related to  flexible premiums.

New Business Value, Group share (Euro million) Three months ended	March 31, 2006	March 31, 2007	Change	Change on a comparable basis
Life & Savings	352	467	32.9%	12.9%
United States	107	113	5.9%	15.5%
France	49	56	13.6%	13.6%
Japan	94	98	4.0%	-0.5%
United Kingdom	19	43	120.5%	79.6%
Germany	14	35	156.8%	55.9%
Switzerland	-	39	-	2.3%
Benelux	43	42	-3.2%	-8.8%
Southern Europe	5	4	-23.2%	-25.9%
Central & Eastern Europe	-	8	-	43.5%
Australia/New Zealand	7	10	33.5%	37.5%
Hong Kong	12	20	58.5%	6.5%

5  Lower NBV margin compared to December 06 AXA standalone reported figure is attributable to the slight dilution caused by Winterthur acquisition and a smaller contribution of AXA Japan.

The United States new business APE increased by 21%, primarily driven by the continued expansion of the wholesale distribution networks. Overall, variable annuity sales were up 13%, primarily driven by a 26% growth in sales through the wholesale financial planner channel and product enhancements.
The United States NBV was up 15% to Euro 113 million, with a margin of 20.4%, down 0.9 point. Margin was down from 1Q06 due to a slight change in business mix reflecting an increase in fixed life insurance sales.

France new business APE increased by 12% to Euro 354 million driven by Group retirement. Individual Investment & Savings decreased in the wake of French market slowdown in 1Q07 following buoyant activity in 1Q06.
France NBV increased 14% to Euro 56 million, driven by the increase in APE. NBV margin was up 0.3 point to 15.8% thanks to improvement in Group retirement margin.

Japan new business APE decreased by 16% due to (i) lower LTPA sales as this product benefited from a favorable tax environment up until April 2006, (ii) increased competition in the Increasing Term market leading to a significant drop in AXA Agents' (non tied agency channel) sales of this product, (iii) a strong shift in AXA Partner’s (large corporate clients including large independent financial advisors) business mix away from term to more profitable Medical products, (iv) lower SPA (index-linked annuity product) sales, partly offset by (v) strong growth in Winterthur Japan sales coming predominantly from Medical products (notably cancer product).
Japan NBV remained stable at Euro 98 million as the improved business mix (NBV margin up 9.3 points to 60.0% due to higher share of medical products) compensated for lower volumes.

In the United Kingdom, new business APE was up 39% to Euro 433 million with a 69% Investments & Savings growth notably explained by a particularly strong performance in respect of low margin wholesale offshore bond deals in 1Q07 (although volumes from these deals are expected to be lower for the remainder of 2007) and a 25% pension growth reflecting the strength of the combined AXA and Winterthur Individual pension offering.
The United Kingdom NBV increased 80% to Euro 43 million as a result of improved volumes and the NBV margin increase. Margin increased by 2.3 points to 9.8% as the additional volumes have been achieved whilst continuing effective cost control in the business.

Germany new business APE was up 4% to Euro 123 million due to strong growth in Investment & Savings unit-linked products, especially with TwinStar which represented Euro 13 million, as well as an increase in Health insurance. Non unit-linked (excluding Health) decreased by 22% following the abolition of tax privilege for conventional life and general move of clients to higher margin unit-linked business.
Germany NBV recorded a sharp 56% growth to Euro 35 million driven by TwinStar. NBV margin was up 9.5 points to 28.7%.

Switzerland new business APE was up 1% to Euro 128 million, with non unit-linked Group business up 2% to Euro 116 million. Individual business remained weak despite the strong increase in unit-linked contracts.
Swiss NBV increased by 2% to Euro 39 million stemming from Group Life sales increase. The 30.6% NBV margin resulted from the combination of the 33.5% Group business margin and the 4.0% individual business margin.

Benelux new business APE was up 1% to Euro 143 million due to Belgium up 3% to Euro 110 million following an increase in non unit-linked products (Crest). The Netherlands APE were down 21% as a result of a depressed market environment.
Benelux NBV was down 9% to Euro 42 million due to the Netherlands following both a volume decrease and a higher portion of low margin pension business. Overall, NBV margin remained high at 29.1% supported by Belgium recording a strong 38.3% NBV margin.

Southern Europe new business APE increased by 14% to Euro 37 million following an increase of 9% in Individual segments and 32% in Group. The growth in Group segment is mainly attributable to a new agreement with a Spanish credit card issuer. In Spain, the Accumulator product was launched as planned in March 2007.
Southern Europe NBV decreased by 26% to Euro 4 million, with a margin of 11.0% down 5.8 points as a result of less favorable business mix.

Central & Eastern Europe new business APE was up 24% to Euro 21 million mainly driven by Czech Republic (+41% to Euro 8 million) and Hungary (+69% to Euro 5 million), benefiting from strong Life unit-linked sales (+54% to Euro 7 million) and Pension Fund transfers from competitors (+15% to Euro 14 million). Overall, growth of new business APE was mainly driven by the brokers network (+35%).
Central & Eastern Europe NBV was up 44% to Euro 8 million following APE growth and benefiting from higher margins. NBV margin was very strong at 35.8%, up 4.8 points.

Australia/New-Zealand new business APE was up 2% to Euro 100 million mainly due to continued strong inflows into the mezzanine Global Equity Value fund and strong personal superannuation flows into the Summit and Generations platforms. This was offset by lower wholesale flows into the AllianceBernstein joint venture as 1Q06 included two large mandates.
Australia/New Zealand NBV was up 38% to Euro 10 million. The NBV margin increased from 7.2% to 9.6% due to scale benefits from the increasing funds under management in wealth management.

Hong Kong new business APE was up 14% to Euro 41 million driven by strong sales from the agency channel and AXA Advisors. Group retirement and investment products were up as a result of the buoyant economic environment and strong sales through the broker channel.
Hong Kong NBV was up 7% to Euro 20 million. The increase in sales was partly offset by a drop in NBV margin further to a higher proportion of Mandatory Provident Fund products with a lower profitability than traditional products. NBV margin remained very strong at 48.0%, down 3.2 points.

PROPERTY & CASUALTY :

Property & Casualty revenues increased by 3% to Euro 8,786 million.

Personal lines were up 5% with strong contributions from the UK & Ireland and Southern Europe, as well as a favorable evolution in Benelux Household lines.
Commercial lines were up 1%, mainly driven by France and Switzerland.

Growth also stemmed from fast growing markets, with Turkey up 22%, Morocco up 21% and Asia up 14%.

Personal Motor and Household net new inflows were significantly up compared to 1Q06, reaching 352,000 contracts and 94,000 contracts, respectively.

IFRS Revenues Three months ended (Euro million)	March 31, 2006	March 31, 2007	Change	Change on a comparable basis
Property & Casualty	6 181	8 786	+42.1%	+3.0%
. France	1 709	1 744	+2.1%	+2.1%
. Germany	1 348	1 620	+20.2%	+1.0%
. Switzerland	47	1 657	ns	+0.6%
. United Kingdom & Ireland	1 172	1 287	+9.8%	+7.6%
. Southern Europe	799	1 131	+41.6%	+2.9%
. Belgium	444	641	+44.5%	+1.5%
. Other countries	665	707	+6.4%	+9.1%
of which Canada	241	217	-9.9%	+0.6%
of which Turkey	138	146	+5.8%	+22.1%
of which Morocco	55	65	+19.4%	+21.2%
of which Asia (a)	80	84	+5.3%	+13.9%
   (a) Singapore, Hong Kong and Japan

Personal lines (57% of P&C premiums) were up 5%.
Motor revenues grew by 4% mainly driven by (i) the UK & Ireland, largely as a result of the new business written through the newly acquired Internet player Swiftcover, (ii) Southern Europe up 7%, boosted by strong net inflows of 117,000 policies due to the success of the new products launched in 2006 and 2007, (iii) Asia (up 21%), Turkey (up 19%) and Morocco (up 8%) which confirmed their strong momentum.
Germany increased revenues by 1% despite a softening market due to positive net inflows (97,153 new contracts). Positive net inflows of 23,500 new contracts were also recorded in France.

Non-motor revenues increased by 6% mainly driven by (i) new business growth in UK Property and Health lines (ii) as well as Accident and Health products in Southern Europe, (iii) along with higher average premiums across the board including the implementation of natural catastrophe guarantees in Belgium Household activity.

Commercial lines (43% of P&C premiums) were up 1%.
Motor revenues were flat, as steady growth in Germany (+8%), Switzerland (+7%) and France (+3%) was offset by the decrease in revenues in Ireland (-18%) as a result of decreasing average premiums in a context of intense competition and in Southern Europe (-11%) due to a shift in product mix towards third-party liability and an increase in cancellations.

Non-motor revenues were up 2% with France up 4% driven by Construction and Liability, Switzerland up 2% mainly driven by Property and Liability, and Germany up 1%. The UK was flat, growth in Property and Health being offset by the decline in Casualty business, while Southern Europe was down 3% due to the non renewals of some less profitable contracts.

ASSET MANAGEMENT:

Asset Management revenues increased by 22% to Euro 1,150 million driven by higher average assets under management (+19% compared to 1Q06), as a result of strong net inflows (Euro 19 billion) and favorable market conditions, as well as a favorable mix evolution. Both AllianceBernstein and AXA Investment Managers grew at a strong double digit pace.

IFRS revenues[6] Three months ended (Euro million)	March 31, 2006	March 31, 2007	Change	Change on a comparable basis
Asset Management	1 004	1 150	+14.6%	+21.8%
. AllianceBernstein(a)	690	753	+9.2%	+19.1%
. AXA Investment Managers(b)	314	397	+26.4%	+27.8%

(a)  Lower reported change than comparable basis is due to Euro appreciation versus Dollar.
(b)  Excluding management and front-end fees collected by AXA Investment Managers on behalf of external distributors, gross revenues increased by 21% on a comparable basis.

AllianceBernstein: Revenues increased by 19% compared to 1Q06, due primarily to higher investment advisory fees driven by 21% higher average AUM. Institutional fees were up 27%, Retail up 18%, and Private Client up 24%.

AUM increased by Euro 13 billion from year-end 2006 to Euro 557 billion at the end of March 2007 driven by strong global net inflows of Euro 10 billion across all client categories (Euro 5 billion from institutional clients, Euro 2 billion from retail and Euro 3 billion from private clients). The Euro 9 billion market appreciation was largely offset by a negative Euro 6 billion exchange rate impact.

AXA Investment Managers: Revenues increased by 28%, while gross revenues, excluding management and front-end fees collected on behalf of external distributors, increased by 21%, driven by higher average AUM (+16%) and higher average fees as a result of a favorable client and product mix evolution.

AUM increased by Euro 65 billion from year-end 2006 to Euro 550 billion at the end of March 2007 driven by Euro 8 billion of net inflows mainly from institutional clients and third party retail clients, a Euro 5 billion increase due to market appreciation as well as a Euro 54 billion positive scope impact linked to the transfer of assets from Winterthur, partly offset by a Euro 2 billion negative foreign exchange rate impact.

6 Net of inter-company transactions.

INTERNATIONAL INSURANCE:

International Insurance revenues were up 5% to Euro 1,718 million, with AXA Corporate Solutions Assurance up 4%, driven by selective portfolio development. Other transnational activities were mainly driven by AXA Assistance which was up 12%.

IFRS Revenues Three months ended (Euro million)	March 31, 2006	March 31, 2007	Change	Change on a comparable basis
International Insurance	1 793	1 718	-4.2%	+4.8%
. AXA Corporate Solutions Assurance	833	859	+3.1%	+3.8%
. Others including AXA RE(a)	959	859	-10.5%	+8.4%
(a) The sale of AXA RE's business to Paris Re Holdings was completed on December 21, 2006. AXA RE’s revenues, reported under “Other Transnational Activities' amounted to Euro 579 million in 1Q07 versus Euro 723 million in 1Q06 and are excluded from comparison between 1Q07 and 1Q06 on a comparable basis. 100% of the business fronted on behalf of Paris Re was retroceded in 1Q07 to Paris Re Holdings or its affiliates.

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About AXA:
AXA Group is a global leader in Financial Protection. AXA's operations are diverse geographically, with major operations in Europe, North America and the Asia/Pacific area. AXA had Euro 1,315 billion in assets under management as of December 31, 2006. For full year 2006, IFRS revenues amounted to Euro 79 billion, IFRS underlying earnings amounted to Euro 4,010 million and IFRS adjusted earnings to Euro 5,140 million. In 1Q07, IFRS revenues amounted to Euro 29 billion.
The AXA ordinary share is listed and trades under the symbol AXA on the Paris Stock Exchange. The AXA American Depository Share is also listed on the NYSE under the ticker symbol AXA.
* * *
*
AXA Investor Relations:		AXA Media Relations:
Etienne Bouas-Laurent :	+33.1.40.75.46.85	Christophe Dufraux:	+33.1.40.75.46.74
Paul-Antoine Cristofari:	+33.1.40.75.73.60	Clara Rodrigo:	+33.1.40.75.47.22
Emmanuel Touzeau:	+33.1.40.75.49.05	Armelle Vercken:	+33.1.40.75.46.42
Kevin Molloy:	+1.212.314.2893	Mary Taylor:	+1.212.314.5845

IMPORTANT LEGAL INFORMATION AND CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS
Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predictions of or indicate future events, trends, plans or objectives (including statements herein with respect to AXA's Ambition 2012 project and the objectives, financial and other, associated with that project, and to the integration of Winterthur).
Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties and can be affected by numerous factors that could cause actual results and AXA's plans and objectives to differ materially from those expressed or implied in the forward looking statements (or from past results). These risks and uncertainties include, without limitation, the risk that the AXA and Winterthur businesses will not be integrated successfully, our inability to achieve anticipated synergies from the Winterthur acquisition, the risk of future catastrophic events (including possible future pandemic and/or weather-related catastrophic events and/or terrorist related incidents), economic and market developments, legislative developments, regulatory actions or investigations, as well as litigations and /or other proceedings.
Please refer to AXA's Document de Référence for the year ended December 31, 2006 and Annual Report on Form 20-F for the year ended December 31, 2005 for a description of certain important factors, risks and uncertainties that may affect AXA’s business.
AXA undertakes no obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or circumstances or otherwise.

APPENDIX 1
LIFE & SAVINGS - Breakdown of APE between unit-linked, non unit-linked and mutual funds
11 main countries/regions and modeled business
First Quarter 2007 - Group Share

	1Q07 APE			% UL in APE (excl. mutual funds)
Euro million	UL	Non-UL	Mutual Funds	1Q06	1Q07	UL change on comparable basis

France	94	260		27%	27%	0%
United States	294	130	131	69%	69%	+25%
Japan	24	140		8%	14%	- 5%
United Kingdom	399	35		89%	92%	+39%
Germany	33	90		27%	27%	+58%
Switzerland	3	125		--	3%	NS
Benelux	23	119	1	24%	16%	- 35%
Southern Europe*	3	32	2	6%	9%	+76%
Central & Eastern Europe	14	7		--	65%	NS
Australia/New-Zealand*	3	7	91	28%	31%	- 4%
Hong-Kong	26	15		31%	63%	+31%

TOTAL	915	958	226	46%	49%	+24%

* Classification of APE between unit-linked and non unit-linked products was refined in Southern Europe and Australia with an impact on 2006 figures.

 APPENDIX 2
PROPERTY & CASUALTY - Split by business lines - First Quarter 2007

	Personal Motor		Personal Non-Motor		Commercial Motor		Commercial Non-Motor
	% Gross Revenues	Change on comp. basis	% Gross Revenues	Change on comp. Basis	% Gross Revenues	Change on comp. Basis	% Gross Revenues	Change on comp. basis

France	27%	+ 0%	25%	+ 1%	10%	+ 3%	38%	+ 4%
Germany	40%	+ 1%	25%	+ 2%	7%	+ 8%	26%	+ 1%
Switzerland	41%	- 1%	8%	+ 3%	4%	+ 7%	46%	+ 2%
United Kingdom (a)	15%	+ 27%	38%	+ 15%	7%	- 3%	41%	- 0%
Southern Europe	50%	+ 7%	22%	+ 8%	7%	- 11%	21%	- 3%
Belgium	30%	+ 4%	24%	+ 7%	8%	- 1%	38%	- 3%
Canada	33%	+ 3%	15%	- 0%	8%	- 1%	45%	- 3%
The Netherlands	13%	- 5%	47%	+ 9%	18%	- 12%	23%	- 0%
Others	52%	+ 18%	4%	+ 12%	5%	+ 10%	41%	+ 26%

TOTAL	35%	+ 4%	23%	+ 6%	7%	+ 0%	36%	+ 2%

(a) Including Ireland

APPENDIX 3 - AXA GROUP IFRS Revenues - Comparison 1Q07 vs. 1Q06

Euro million	1Q 06	1Q 07	IFRS revenue change
	IFRS	IFRS	Reported	Comp. basis
TOTAL	21 993	29 367	33.5%	5.6%
Life & Savings	12 929	17 633	36.4%	6.0%
United States	3 998	4 012	0.3%	9.4%
France	3 809	4 313	13.2%	13.3%
Japan	1 262	1 321	4.6%	-0.4%
United Kingdom	1 077	1 140	5.9%	-1.5%
Germany	856	1 518	77.3%	2.5%
Switzerland	56	2 745	ns	-2.1%
Belgium	761	957	25.7%	17.6%
Southern Europe	280	356	27.3%	-4.1%
Other countries (1)	829	1 272	53.4%	5.9%
of which Australia/New-Zealand	293	309	5.3%	5.9%
of which Hong-Kong (2)	227	362	59.2%	26.8%
of which Central & Eastern Europe	--	103	ns	12.1%
Property & Casualty	6 181	8 786	42.1%	3.0%
France	1 709	1 744	2.1%	2.1%
Germany	1 348	1 620	20.2%	1.0%
Switzerland	47	1 657	ns	0.6%
United Kingdom + Ireland	1 172	1 287	9.8%	7.6%
Southern Europe	799	1 131	41.6%	2.9%
Belgium	444	641	44.5%	1.5%
Other countries	665	707	6.4%	9.1%
International Insurance (3)	1 793	1 718	-4.2%	4.8%
AXA Corporate Solutions Assurance	833	859	3.1%	3.8%
Others, including AXA RE	959	859	-10.5%	8.4%
Asset Management	1 004	1 150	14.6%	21.8%
AllianceBernstein	690	753	9.2%	19.1%
AXA Investment Managers	314	397	26.4%	27.8%
Other Financial Services	87	80	-7.3%	0.1%
Note: Winterthur was acquired on December 22, 2006. AXA's 1Q07 revenues include the contribution from Winterthur while 1Q06 revenues did not. Winterthur's 1Q06 revenues amounted to Euro 6 716 million of which Euro 4 229 million in Life & Savings and Euro 2 472 million in Property & Casualty.
(1) Newly consolidated South Eastern Asia entities contributed Euro 12 million to "other countries" Life & Savings revenues.
(2) MLC which was acquired on May 8, 2006 contributed Euro 28 million to Hong Kong Life & Savings revenues.
(3) AXA RE's revenues amounted to Euro 579 million in 1Q07 versus Euro 723 million in 1Q06 and are excluded from comparison between 1Q07 and 1Q06 on a comparable basis.